UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

________________

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2000

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	States of Incorporation	I.R.S. Employer I.D. Number
1-16163	WGL Holdings, Inc. 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
1-1483	Washington Gas Light Company 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report:     None   ..

Item 5. OTHER EVENTS

Weather Insurance Purchase                   On October 30, 2000, Washington Gas Light Company (Company), the regulated natural gas distribution subsidiary of WGL Holdings, Inc., announced that it purchased a weather insurance policy in order to reduce its financial exposure to warmer than normal weather. The policy has a 5-year term beginning October 1, 2000.

                  The policy covers one-half of the effect of nearly any level of warmer than normal weather, from one heating degree day warmer than normal through heating degree day levels corresponding to 13.5% warmer than normal weather. This protection covers conditions warmer than the Company has experienced in its service territory in the past 50 years. In years when weather is colder than normal, the Company retains the upside benefits, net of the premiums paid.

                  The annual premium under the policy is $4.25 million. The maximum expense impact for the policy in any one year is equal to the after tax effect of the $4.25 million premium. The policy provides income equal to a predetermined payment for every heating degree day below 3,815 degree days per year up to a maximum of 550 degree days annually, subject to certain limitations contained in the policy. Over the 5-year term of the policy, the Company cannot be paid for more than 1,295 degree days.

                   If the weather in any given year is more than 3.5 percent warmer than the 3,815 degree days, the collections per degree day will exceed the annual premium.

                   Additionally, if over the 5-year term of the policy the Company's heating degree days average less than 4,000 per year, the Company will receive a payment of $16.96 million reduced by the effect of any amounts previously paid on a per degree day basis as described above.

                  The Company has performed extensive simulation analysis that indicates that the annual net cash outlay for the policy (premiums paid less all benefits received) should average $415,000 after income taxes over the five-year period. Furthermore, the simulation analysis has demonstrated to an extremely high level of confidence that the 1,295 heating degree day limit is sufficient for the five-year period. Actual year-by-year net cash outlays may vary due to policy design and actual weather conditions.

                  The following information is provided in response to a question asked during the earnings conference call broadcast on November 1, 2000. If this policy had been in place during fiscal year 2000, earnings per average common share would have increased by $0.02 after taking into consideration the after-tax cost of the premium paid.

                Regulatory Filing in Maryland

                On October 19, 2000, the Company Announced that the Public Service Commission of Maryland issued an order that declined to approve an agreement which would have enabled the Company to implement an incentive based rate plan. The agreement was filed jointly with the Maryland Office of People's Counsel and the Maryland Public Service Commission Staff on January 6, 2000.

                On November 6, 2000, Washington Gas Light Company filed a request for a rehearing of the order issued by the Public Service Commission of Maryland on October 19, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                     WGL Holdings, Inc.
                                                                                                                                   and
                                                                                                              Washington Gas Light Company
                                                                                                                               (Registrant)

Date                   November 7, 2000                                                 /s/  Robert E. Tuoriniemi       .
                                                                                                                Robert E. Tuoriniemi
                                                                                                                           Controller
                                                                                                              (Principal Accounting Officer)